                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


 We have issued our report dated February 21, 1997, accompanying the financial statements of International Meta Systems, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
October 27, 1997